FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-14

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 05/28/20 14:20:30
To:	[REDACTED].
Subject:	NEW ISSUE CMBS: WFCM 2020-C56 *PUBLIC IO LAUNCH*

WFCM 2020-C56 - PUBLIC NEW ISSUE

**IO LAUNCH** $638.831 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC BARCLAYS CAPITAL INC.CREDIT SUISSE SECURITIES (USA) LLC UBS SECURITIES LLC

CO-MANAGER:	ACADEMY SECURITIES, INC. DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	PROCEEDS($MM)	LAUNCH
X-A	AAAsf/AAA(sf)/Aaa(sf)	511.796	~50.07	T+450

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$731,138,094
NUMBER OF LOANS:	46
NUMBER OF PROPERTIES:	64
WA CUT-OFF LTV:	58.4%
WA BALLOON LTV:	53.9%
WA U/W NCF DSCR:	2.22x
WA U/W NOI DEBT YIELD:	9.8%
WA MORTGAGE RATE:	3.769%
TOP TEN LOANS %:	51.4%
WA REM TERM TO MATURITY (MOS):	111
WA REM AMORTIZATION TERM (MOS):	357
WA SEASONING (MOS):	4

LOAN SELLERS:	COLUMN(20.9%), LMF(19.6%), UBS(19.0%), BARCLAYS(15.4%), LCF(9.3%), AREF(8.5%),WFB(7.3%)

TOP 3 PROPERTY TYPES:	MULTIFAMILY(43.2%), OFFICE(23.1%),RETAIL(9.7%)

TOP 5 STATES:	CA(21.7%), TX(15.5%), NJ(12.4%),NY(9.6%), MA(7.6%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

DIRECTING CERTIFICATEHOLDER:	KKR REAL ESTATE CREDIT OPPORTUNITY PARTNERS II L.P.

DOCUMENTS & TIMING

TERM SHEET, ANNEX A-1:	ATTACHED
ANTICIPATED PRICING:	TODAY at 3pm
ANTICIPATED SETTLEMENT:	JUNE 4, 2020

THIRD PARTY PASSWORDS:

BBG and Trepp:		Intex:
Dealname:	WFCM 2020-C56	Dealname:	WFC20C56
Password:	WF20C56	Password:	fv9d0757d0e5lft02fc1z

CONFERENCE CALLS: UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL:	WWW.NETROADSHOW.COM
REVIEW CODE:	WFCMC56
FINAL LINK:	www.netroadshow.com/nrs/home/#!/?show=a5156c23

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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